Offer to Purchase for Cash Up to
                      2,000,000 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of

                                     [LOGO]

       At a Price Not Greater Than $31.00 Nor Less Than $27.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
     CITY TIME, ON WEDNESDAY, OCTOBER 7, 1998, UNLESS THE OFFER IS EXTENDED.


The West Company, Incorporated, a Pennsylvania corporation (the "Company"), invites its shareholders to tender shares of its common stock, $.25 par value
   (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Flip-In Rights Agreement and the
     Flip-Over Rights Agreement, each dated as of January 16, 1990, between the Company and American Stock Transfer & Trust Company, as the
       Rights Agent) to the Company at a price not greater than $31.00 nor less than $27.00 per Share in cash, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to
                     Shares include the associated Rights.

The Company will, upon the terms and subject to the conditions of the Offer, determine a single per-Share price (not greater than $31.00 nor less than
   $27.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy
        2,000,000 Shares properly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are properly tendered at prices not greater than $31.00 nor less than $27.00 per Share). The Company will pay the Purchase
             Price for all Shares properly tendered at prices at or
               below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the
                 Offer including the terms thereof relating to proration. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the
                      Offer. Shares tendered at prices
                        in excess of the Purchase Price
                        and Shares not purchased
                                because of proration
                               will be returned.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5.

    The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "WST." On September 8, 1998, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per-Share sales price as reported on the NYSE Composite Tape was $25.875 SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 6.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN INFORMED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

                         ------------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal, or facsimile thereof, in accordance with the instructions in the Letter of Transmittal and deliver it and all other required documents to American Stock Transfer & Trust Company (the "Depositary") and either mail or deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 2, or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if they desire to tender such Shares. Shareholders desiring to tender Shares and whose certificates are not immediately available or who cannot comply with the procedure for book-entry transfer by the expiration of the Offer must tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                         ------------------------------

                      The Dealer Manager for the Offer is:

                                     [LOGO]

            The Date of this Offer to Purchase is September 9, 1998

                                    SUMMARY

     This general summary is provided for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Purchase Price..................... The Company will determine a single per-Share net cash price, not greater than $31.00 nor less than $27.00 per Share. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered below the Purchase Price. Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater than $31.00 nor less than $27.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

Number of Shares to be Purchased... 2,000,000 Shares (or such lesser number of
                                    Shares as are properly tendered).

How to Tender Shares............... See Section 2. Call the Information Agent,
                                    the Dealer Manager or consult your broker for assistance.

Brokerage Commissions.............. None.

Stock Transfer Tax................. None, if payment is made to the registered holder.

Expiration and Proration Dates..... Wednesday, October 7, 1998, at 5:00 P.M.,
                                    New York City time, unless extended by the Company.

Payment Date....................... As soon as practical after the termination of the Offer.

Position of the Company and its
Directors.......................... Neither the Company nor its Board of
                                    Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. The Company has been informed that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

Withdrawal Rights.................. Tendered Shares may be withdrawn at any time until 5:00 P.M., New York City time, on
                                    Wednesday, October 7, 1998, unless the Offer is extended by the Company and, unless previously purchased, after 5:00 P.M., New York City time, Thursday, November 5, 1998. See Section 3.

Odd Lots........................... There will be no proration of Shares tendered by any shareholder beneficially owning fewer than 100 Shares as of the close of business on September 8, 1998 who tenders all such Shares at or below the Purchase Price prior to the Proration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See Section 1.

                               TABLE OF CONTENTS

SECTION                                                            PAGE
-------                                                            ----
INTRODUCTION.....................................................    3
THE OFFER........................................................    5
 1.  Number of Shares; Proration.................................    5
     Priority of Purchases.......................................    6
     Odd Lots....................................................    6
     Proration...................................................    6
 2.  Procedure for Tendering Shares..............................    7
     Proper Tender of Shares.....................................    7
     Signature Guarantees and Method of Delivery.................    7
     Book-Entry Delivery.........................................    8
     United States Federal Income Tax Backup Withholding.........    8
     Withholding For Non-United States Holders...................    9
     Guaranteed Delivery.........................................    9
     Return of Unpurchased Shares................................   10
     The West Company Savings Plan...............................   10
     Dividend Reinvestment Plan..................................   11
     Non-Qualified Incentive Plans...............................   11
     Determinations of Validity; Rejection of Shares; Waiver of
       Defects; No Obligation to Give Notice of Defects..........   11
     Tendering Shareholder's Representation and Warranty;
     Company's Acceptance Constitutes an Agreement...............   12
 3.  Withdrawal Rights...........................................   12
 4.  Purchase of Shares and Payment of Purchase Price............   13
 5.  Certain Conditions of the Offer.............................   14
 6.  Price Range of Shares; Dividends; Preferred Stock Purchase
       Rights....................................................   15
 7.  Purpose of the Offer; Certain Effects of the Offer..........   16
 8.  Source and Amount of Funds..................................   17
 9.  Effects of the Offer on the Market for Shares; Registration
       Under the Exchange Act....................................   18
10.  Certain Information About the Company.......................   18
     General.....................................................   18
     Selected Historical Financial Information...................   19
     Selected Unaudited Pro Forma Financial Information..........   20
     Recent Development..........................................   22
     Additional Information......................................   22
11.  Interests of Directors and Executive Officers; Transactions
       and Arrangements Concerning Shares........................   22
12.  Certain Legal Matters; Regulatory Approvals.................   23
13.  Certain U.S. Federal Income Tax Consequences................   23
     United States Holders Who Receive Cash Pursuant to the
       Offer.....................................................   24
     Shareholders Who Do Not Receive Cash Pursuant to the
       Offer.....................................................   25
     Federal Income Tax Backup Withholding.......................   25
14.  Extension of the Offer; Termination; Amendments.............   25
15.  Fees and Expenses...........................................   26
16.  Miscellaneous...............................................   27

To the Holders of Common Stock of
  The West Company, Incorporated:

                                  INTRODUCTION

     The West Company, Incorporated, a Pennsylvania corporation (the "Company"), invites its shareholders to tender shares of its common stock, par value $.25 per share (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Flip-In Rights Agreement and the Flip-Over Rights Agreement, each dated as of January 16, 1990, between the Company and American Stock Transfer & Trust Company, as the Rights Agent), to the Company at a price not greater than $31.00 nor less than $27.00 per Share in cash, specified by such shareholders upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per-Share price (not greater than $31.00 nor less than $27.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares properly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are properly tendered at prices not greater than $31.00 nor less than $27.00 per Share). The Company will pay the Purchase Price for all Shares properly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Section 1.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN INFORMED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     If, by the Expiration Date (as defined in Section 1), more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from Odd Lot Owners (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from other shareholders whose Shares are properly tendered at or below the Purchase Price and not withdrawn. The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL (OR AS PART OF A PARTICIPANT DIRECTION FORM, IN THE CASE OF A PARTICIPANT IN THE NON-QUALIFIED INCENTIVE PLANS) OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS

PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 13. In addition, the Company will pay all fees and expenses of American Stock Transfer & Trust Company (the "Depositary"), Warburg Dillon Read LLC (the "Dealer Manager") and Shareholder Communications Corporation (the "Information Agent") in connection with the Offer. See Section 15.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment for the Company that should benefit the Company and its shareholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $31.00 nor less than $27.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open-market sales. In addition, shareholders whose Shares are not purchased in the Offer will realize an increase in their ownership interest in the Company, and thus in the Company's future earnings and assets subject to the Company's right to issue additional Shares and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their Shares in the future on the NYSE or otherwise, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell non-tendered Shares in the future.

     The West Company Savings Plan (the "Savings Plan") holds Shares in accounts for participants thereunder. Savings Plan participants that meet certain eligibility requirements may instruct American Express Trust Company, as trustee (the "Savings Plan Trustee") of the trust that holds Shares for the Savings Plan, to tender a portion of the Shares attributable to a participant's individual account under the Savings Plan (including fractional Shares, if any) by following the instructions set forth in "Procedure for Tendering Shares -- The West Company Savings Plan" in Section 2.

     The Automatic Dividend Reinvestment Plan for Shareholders of The West Company, Incorporated (the "Dividend Reinvestment Plan") holds Shares for participants thereunder. Participants may instruct the Depositary, as administrator for the Dividend Reinvestment Plan, to tender all or part of the Shares attributable to a participant's individual account by following the instructions set forth in "Procedure for Tendering Shares -- Dividend Reinvestment Plan" in Section 2.

     The Company's Long-Term Incentive Plan and 1998 Key Employee Incentive Compensation Plan (together, the "Non-Qualified Incentive Plans") hold Shares in accounts for participants thereunder. Participants may instruct the Company to tender all or part of the Bonus Shares (as defined below) attributable to their individual accounts under the Non-Qualified Incentive Plans by following the instructions set forth in "Procedure for Tendering Shares -- Non-Qualified Incentive Plans" in Section 2. The Company is not offering, as part of the Offer, to purchase any stock options ("Options") outstanding under the Non-Qualified Incentive Plans or the 1992 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). Tenders of such Options will not be accepted.

     As of September 4, 1998, there were 17,004,827 Shares outstanding and 699,211 Shares issuable upon the exercise of outstanding exercisable Options. The 2,000,000 Shares that the Company is offering to purchase represent approximately 11.7% of the outstanding Shares (approximately 11.3% assuming the exercise of all outstanding exercisable Options).

     A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. Unless the context otherwise requires, all references in this Offer to Purchase to the Shares include the associated Rights. For a description of the Rights, see Section 6. The Shares are listed and traded on the NYSE under the symbol "WST." On September 8, 1998, the last full trading day on the NYSE prior to commencement of the Offer, the closing per-Share sales price as reported on the NYSE Composite Tape was $25.875. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES. SEE SECTION 6.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase 2,000,000 Shares or such lesser number of Shares as are properly tendered before the Expiration Date (and not withdrawn in accordance with Section 3) at a net cash price (determined in the manner set forth below) not greater than $31.00 nor less than $27.00 per Share.

     The term "Expiration Date" means 5:00 P.M., New York City time, on Wednesday, October 7, 1998, unless the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer, see Section 14. The Company reserves the right to acquire more than 2,000,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See Section 14. If the Offer is oversubscribed, Shares properly tendered at or below the Purchase Price before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date. If (i) the Company increases the price to be paid for Shares above $31.00 per Share or decreases the price to be paid for Shares below $27.00 per Share, the Company materially increases the Dealer Manager fee or the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days.

     The Company will, upon the terms and subject to the conditions of the Offer, determine a single per-Share Purchase Price, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares (or such lesser number as are properly tendered and not withdrawn at prices not greater than $31.00 nor less than $27.00 per Share). The Company will pay the Purchase Price for all Shares properly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the terms thereof relating to proration. All Shares acquired in the Offer will be acquired at the Purchase Price.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 5.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not greater than $31.00 nor less than $27.00 per Shares, at which they are willing to sell their Shares to the Company pursuant to the Offer. As promptly as practical following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $31.00 nor less than $27.00 per Share) that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price for all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or otherwise will be returned to the tendering shareholders at the Company's expense as promptly as practical following the Expiration Date.

     If the number of Shares properly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered at or below the Purchase Price and not withdrawn, the Company will purchase them in the following order of priority:

          (a) first, all Shares properly tendered at or below the Purchase Price prior to the Expiration Date (and not withdrawn) by any Odd Lot Owner (as defined below) who:

             (1) tenders all Shares (excluding Shares attributable to individual accounts under the Savings Plan) beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) second, after purchase of all of the foregoing Shares, all other Shares tendered properly at prices at or below the Purchase Price before the Expiration Date (and not withdrawn), on a pro rata basis, if necessary, with adjustments to avoid purchases of fractional shares.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" means all Shares properly tendered, in accordance with the procedures set forth in Section 2, by the Expiration Date and not withdrawn, by or on behalf of shareholders who beneficially hold, as of the close of business on September 8, 1998, fewer than 100 Shares, excluding Shares attributable to individual accounts under the Savings Plan ("Odd Lot Owners"). As set forth above, Odd Lots will be accepted for purchase before any proration. In order to qualify for this preference, an Odd Lot Owner must properly tender all shares beneficially owned by him or her. Partial tenders will not qualify for this preference. The preference is not available to holders of 100 or more Shares, even if holders have separate stock certificates for fewer than 100 Shares. Any Odd Lot Owner wishing to tender all shares beneficially owned free of proration must complete the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but also will avoid any applicable odd-lot discounts payable on a sale of their Shares in an NYSE transaction.

     Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practical after the Expiration Date. Proration for each shareholder tendering Shares (other than Odd Lot Owners) will be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares (rounded up to the nearest whole Share) that will be purchased from each such shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practical after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

     As described in Section 13, the number of Shares that the Company will purchase from a shareholder may affect the U.S. federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

     The Company is not offering, as part of the Offer, to purchase any Options, and tenders of such Options will not be accepted. Holders of Options may otherwise exercise Options during the Offer in accordance with the terms and subject to the conditions of the applicable plan document and their individual stock-option agreement.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to shareholders who were record holders of Shares as of September 8, 1998 and will be furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

     Proper Tender of Shares.  To properly tender Shares pursuant to the Offer,
(a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES OF COMMON STOCK ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH SHARES ARE BEING TENDERED. Shareholders desiring to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. TO PROPERLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL (OR NON-QUALIFIED INCENTIVE PLAN PARTICIPANT DIRECTION FORM).

     IN ADDITION, ODD LOT OWNERS WHO TENDER ALL SHARES MUST CHECK THE BOX ENTITLED "ODD LOTS" ON THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, ON THE NOTICE OF GUARANTEED DELIVERY, IN ORDER TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT OWNERS AS SET FORTH IN SECTION 1.

     SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a member firm of a national securities exchange, a member of the Stock Transfer Association's approved medallion program or a commercial bank or trust company having an office, branch or agency in the United States (each such entity, an "Eligible Institution"). In this regard, see Section 4 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message (as defined below) in connection with a book-entry transfer, or a proper tender through the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP"), together with any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, VALIDLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be made through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal) or pursuant to ATOP on or prior to the Expiration Date, or (iii) the guaranteed delivery procedure described below must be followed.

     The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary forming part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Letter of Transmittal may be enforced against such participant. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Internal Revenue Service ("IRS"), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal (or as part of a Participant Direction Form, in the case of a participant in the Non-Qualified Incentive Plans) so as to provide the information and certification necessary to avoid backup withholding. If the Depositary is not provided with the correct taxpayer identification number, the United States Holder as (defined in Section 13) also may be subject to a penalty imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained.

Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders as defined in Section 13) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-9 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instruction 10 of the Letter of Transmittal.

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL (OR NON-QUALIFIED INCENTIVE PLAN PARTICIPANT DIRECTION FORM).

     Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. To obtain an exemption from withholding on the ground that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

     NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Shareholder's Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) the Depositary receives by hand, mail, overnight courier or facsimile transmission, by the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

          (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility or a proper tender through ATOP), together with a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message or, in the case of a tender through ATOP, the specific acknowledgement) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 P.M., New York City time, within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practical after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

     The West Company Savings Plan. As of September 4, 1998, the Savings Plan held 366,314 Shares, all of which were attributable to the individual Employer Matching Contribution Accounts and PAYSOP accounts, of Savings Plan participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic relations orders. For Savings Plan participants that meet certain eligibility requirements (as set forth below), a portion of such Shares will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended, and applicable regulations thereunder, and the terms and conditions of the Savings Plan, be tendered (or not tendered) by the Savings Plan Trustee according to the instructions of participants. PURSUANT TO
SECTION 11.7 OF THE SAVINGS PLAN, PARTICIPANTS MAY LIQUIDATE THE SHARES HELD IN THEIR EMPLOYER MATCHING CONTRIBUTION OR PAYSOP ACCOUNT ONLY IF THE PARTICIPANT HAS REACHED THE AGE OF 55 AND HAS BEEN CREDITED WITH FIVE YEARS OF SERVICE WITH THE COMPANY. ONCE A PARTICIPANT IS SO QUALIFIED, ONLY 20% OF THE SHARES HELD FOR AT LEAST TWO YEARS IN THEIR EMPLOYER MATCHING CONTRIBUTION OR PAYSOP ACCOUNT MAY BE LIQUIDATED IN EACH CALENDAR YEAR. PARTICIPANTS WHO HAVE NOT REACHED THE 55/5 AGE/SERVICE QUALIFICATION, AND PARTICIPANTS WHO HAVE REACHED THIS QUALIFICATION BUT HAVE LIQUIDATED 20% OF THEIR EMPLOYER MATCHING CONTRIBUTION OR PAYSOP ACCOUNT DURING CALENDAR 1998, MAY NOT TENDER SHARES FROM THEIR EMPLOYER MATCHING CONTRIBUTION OR PAYSOP ACCOUNT IN THE OFFER. ONLY SHARES HELD FOR TWO YEARS OR MORE IN THE EMPLOYER MATCHING CONTRIBUTION OR PAYSOP ACCOUNT MAY BE TENDERED.

     Participants whose Shares are attributable to individual Employer Matching Contribution or PAYSOP Accounts under the Savings Plan will receive all documents furnished to shareholders generally in connection with the Offer. Each such participant will also receive a "Direction Form" upon which the participant may instruct the Savings Plan Trustee regarding the Offer. Each eligible participant may direct that up to 20% of the Shares attributable to such participant's Employer Matching Contribution or PAYSOP Accounts under the Savings Plan (including fractional Shares, if any) and held for at least two years be tendered and the price at which such Shares are to be tendered. The Savings Plan Trustee will also provide additional information in a separate letter with respect to the application of the Offer to participants in the Savings Plan. PARTICIPANTS IN THE SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS UNDER THE SAVINGS PLAN, BUT MUST USE THE SAVINGS PLAN DIRECTION FORMS SENT TO THEM. PARTICIPANTS IN THE SAVINGS PLAN ARE URGED TO READ THE SAVINGS PLAN DIRECTION FORMS AND RELATED MATERIALS CAREFULLY. ALTHOUGH THE TENDER OFFER IS NOT SCHEDULED TO EXPIRE UNTIL 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 7, 1998, UNLESS EXTENDED, ELIGIBLE PARTICIPANTS IN THE SAVINGS PLAN MUST RETURN THEIR DIRECTION FORMS TO THE DEPOSITARY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 1998, UNLESS EXTENDED.

     All proceeds received by the Savings Plan Trustee on account of Shares purchased from the Savings Plan will be credited to participants' individual accounts under the Savings Plan as soon as administratively practical and invested in the Income Fund II investment option under the Savings Plan. Participants may contact the Savings Plan Trustee after the transfer and account reconciliation is complete, which is expected to be no earlier than three business days after the Savings Plan Trustee receives the proceeds, at (800) 355-5770, to have the proceeds of the sale of Shares invested in other investment options offered under the Savings Plan.

     Dividend Reinvestment Plan. As of September 4, 1998, the Dividend Reinvestment Plan held 69,220 Shares, all of which were attributable to the individual accounts of the Dividend Reinvestment Plan participants. Such Shares will be tendered (or not tendered) by American Stock Transfer & Trust Company, as administrator of the Dividend Reinvestment Plan (the "Administrator"), according to the instructions of participants provided to the Administrator. Shares for which the Administrator has not received timely instructions from participants will not be tendered. The Administrator will make available to the participants in the Dividend Reinvestment Plan all documents furnished to shareholders generally in connection with the Offer. Because the Depositary for the Offer also acts as the Administrator, participants in the Dividend Reinvestment Plan may use the Letter of Transmittal to instruct the Administrator regarding the Offer by completing the box entitled "The Automatic Dividend Reinvestment Plan For Shareholders of The West Company, Incorporated" on the Letter of Transmittal. Each participant may direct that all, some or none of the Shares attributable to such participant's account under the Dividend Reinvestment Plan (including fractional Shares, if any) be tendered and the price at which such Shares are to be tendered. Shares held by the Administrator pending allocation in the Dividend Reinvestment Plan will be tendered by the Administrator in the same proportion as those Shares with respect to which the Administrator has received instructions from participants are tendered. PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN ARE URGED TO READ THE LETTER OF TRANSMITTAL AND RELATED MATERIALS CAREFULLY.

     Non-Qualified Incentive Plans. As of June 30, 1998, the Company held a total of 52,613 non-restricted Shares, representing both non-restricted Shares and formerly restricted Shares that have vested pursuant to the terms of the Non-Qualified Incentive Plans (collectively, the "Bonus Shares") for the accounts of participants of the Non-Qualified Incentive Plans. Each such participant will receive a "Direction Form" upon which the participant may direct that all, some or none of the Bonus Shares attributable to the participant's account under the Non-Qualified Incentive Plans (including fractional Shares, if any) be tendered and the price at which such Bonus Shares are to be tendered. Each participant will also be provided with additional information in a separate letter with respect to the application of the Offer to participants in the Non-Qualified Incentive Plans. PARTICIPANTS IN THE NON-QUALIFIED INCENTIVE PLANS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THEIR BONUS SHARES UNDER THE NON-QUALIFIED INCENTIVE PLANS, BUT MUST USE THE NON-QUALIFIED INCENTIVE PLAN DIRECTION FORM SENT TO THEM. PARTICIPANTS IN THE NON-QUALIFIED INCENTIVE PLANS ARE URGED TO READ THE DIRECTION FORMS AND RELATED MATERIALS CAREFULLY. ALTHOUGH THE TENDER OFFER IS NOT SCHEDULED TO EXPIRE UNTIL 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 7, 1998, UNLESS EXTENDED, PARTICIPANTS IN THE NON-QUALIFIED INCENTIVE PLANS MUST RETURN THEIR DIRECTION FORMS TO THE DEPOSITARY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 2, 1998, UNLESS EXTENDED.

     THE COMPANY IS NOT OFFERING, AS PART OF THE OFFER, TO PURCHASE ANY OPTIONS OUTSTANDING UNDER THE NON-QUALIFIED INCENTIVE PLANS OR THE DIRECTORS' STOCK OPTION PLAN, AND TENDERS OF SUCH OPTIONS WILL NOT BE ACCEPTED. HOLDERS OF OPTIONS MAY OTHERWISE EXERCISE OPTIONS DURING THE OFFER IN ACCORDANCE WITH THE TERMS AND SUBJECT TO THE CONDITIONS OF THE APPLICABLE PLAN DOCUMENT AND THEIR INDIVIDUAL STOCK-OPTION AGREEMENT.

     Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent, or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the Expiration Date (including any extension thereof), the person so tendering (a) has a "net long position" equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable for or exchangeable into Shares and will acquire such Shares by conversion, exchange or exercise, and (b) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in Shares or equivalent securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 5:00 P.M., New York City time, on Thursday, November 5, 1998.

     For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered them. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 2, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, and the determination will be final and binding on all parties. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, the Depositary may, subject to applicable law and the terms and conditions of the Offer, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 3.

     Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 2.

     Participants in the Savings Plan and holders of Shares in accounts under the Non-Qualified Plans are not subject to the foregoing procedures with respect to Shares attributable to their individual Savings Plan and Non-Qualified Incentive Plan accounts and instead should follow the procedures for withdrawal included in the applicable letter furnished to them.

4. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, including proration, and as promptly as practical after the Expiration Date, the Company
(i) will determine a single per-Share Purchase Price that it will pay for Shares properly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (ii) will accept for payment and pay for (and thereby purchase) Shares properly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration, Shares that are properly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per-Share Purchase Price for 2,000,000 Shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of Shares as are properly tendered, at prices not greater than $31.00 nor less than $27.00 per Share and not properly withdrawn as permitted in Section 3.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practical after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practical following the Expiration Date or termination of the Offer without expense to the tendering shareholder. UNDER NO CIRCUMSTANCES WILL THE COMPANY PAY INTEREST ON THE PURCHASE PRICE, INCLUDING WITHOUT LIMITATION, BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 5.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL (OR PARTICIPANT DIRECTION FORM, IN THE CASE OF A PARTICIPANT IN THE NON-QUALIFIED INCENTIVE PLANS) OR A FORM W-8 OBTAINED FROM THE DEPOSITARY MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 2 AND 13.

5. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after September 9, 1998, and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened or instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, (i) which challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer or the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company;

          (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

          (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on September 8, 1998;

          (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole;

          (e) (i) A tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group"

     (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission on September 8, 1998), (ii) any such person or group that has disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Shares, or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares; or

          (f) the Company determines that the consummation of the Offer and the purchase of the Shares thereunder may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

6. PRICE RANGE OF SHARES; DIVIDENDS; PREFERRED STOCK PURCHASE RIGHTS.

     The Shares are listed and traded on the NYSE under the symbol "WST." The high and low closing sales prices per Share on the NYSE Composite Tape as compiled from published financial sources and the dividends per Share for the periods indicated are listed below:

                                                                   HIGH          LOW       DIVIDENDS PAID
                                                                   ----          ---       --------------
1996:
  1st Quarter...............................................   $24 7/8       $22 1/8            $.13
  2nd Quarter...............................................    30            22 1/4             .13
  3rd Quarter...............................................    29 1/4        23 1/2             .13
  4th Quarter...............................................    29 1/4        25 7/8             .14
1997:
  1st Quarter...............................................   $29 1/4       $27                $.14
  2nd Quarter...............................................    30            27 1/8             .14
  3rd Quarter...............................................    34 3/16       28 1/2             .14
  4th Quarter...............................................    35 1/16       28 7/8             .15
1998:
  1st Quarter...............................................   $31 5/8       $28 15/16          $.15
  2nd Quarter...............................................    30 7/8        28 1/8             .15
  3rd Quarter to Sept. 8....................................    30 3/8        25 3/4             .15

     On September 8, 1998, the last full trading day in the NYSE before the announcement of the Offer, the closing per-Share sales price as reported on the NYSE Composite Tape was $25.875.

     THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

     On January 16, 1990, the Board of Directors of the Company adopted the Rights Agreements, under which one Flip-In Right and one Flip-Over Right were distributed for each outstanding Share to shareholders of record on February 6, 1990. In general, the rights will only become exercisable or transferable on the earlier of 10 days following (i) a public announcement that a person or group of affiliated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares of common stock or (ii) commencement of a tender offer or exchange offer that would result in an Acquiring Person beneficially owning 18% or more of the outstanding Shares. Once exercisable, each Right entitles its holder to purchase from the Company one one-thousandth of a share of newly created series of preferred stock, par value $.25 per share, at a price of $75 per Right, subject to adjustment.

     In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its stock is not changed or exchanged, (ii) a person becomes the beneficial owner of 18% or more of the then-outstanding Shares of common stock or (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Flip-In Rights Agreement, each holder other than the Acquiring Person of a Flip-In Right will thereafter have the right to receive, upon payment of the then-current exercise price, Shares (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to twice the exercise price of the Flip-In Right.

     In the event that (i) the Company is acquired in a merger or other business combination transaction in which either the Company is not the surviving corporation or the Company is the surviving corporation but its stock is changed or exchanged or (ii) 50% or more of the Company's assets or earning power is sold or transferred, proper provision will be made so that each holder of a Flip-Over Right shall thereafter have the right to receive, upon payment of the then-current market price, common stock of the acquiring company having a value equal to twice the exercise price of the Flip-Over Right.

     The Rights will expire on January 15, 2000 and, subject to certain conditions, may be redeemed by the Board of Directors.

7. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $31.00 nor less than $27.00 per Share) at which they are willing to sell their Shares and, if any of such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without, where Shares are tendered by the registered owner directly to the Depositary, the usual costs associated with open-market sales. Odd Lot Owners whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd-lot discounts payable on sales of odd lots on a securities exchange. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who do not accept the Offer will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher than the Purchase Price. The Company can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future.

     The Board of Directors has determined that the Company's financial condition and outlook and current market conditions, including recent trading prices of Shares, make this an attractive time to repurchase outstanding Shares. In the view of the Board of Directors, the Offer represents an attractive investment that should benefit the Company and its shareholders over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase shareholder value.

     The funds required to complete the Offer and pay related expenses will be provided from borrowing incurred by the Company under its revolving credit facility. See Section 8.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE

TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN INFORMED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Future purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire any such Shares) and will be available for the Company to issue without further shareholder action (except as may be required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee-benefit plans.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or By-Laws or any actions that may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

8. SOURCE AND AMOUNT OF FUNDS.

     Assuming that the Company purchases 2,000,000 Shares pursuant to the Offer at the maximum specified purchase price of $31.00 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $62.4 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from borrowings under the Company's existing credit facility described below.

     The Company has a credit agreement with First Union Bank, as agent for the participating banks thereunder, providing for a $125.0 million revolving line of credit (the "Credit Agreement"), of which approximately $90.0 million is available for borrowing. The Credit Agreement provides for a $55.0 million five-year facility, under which approximately $20.0 million is currently available for additional borrowing, and a 364-day facility under which $70.0 million is available for borrowing. Interest on borrowings under the Credit Facility is charged at a base rate (generally the London Interbank Offered Rate ("LIBOR")), plus a spread that is dependent on the Company's quarterly financial leverage ratio, with a maximum all-in cost (including fees) of 38 basis points over LIBOR. The Credit Facility is unsecured. The five-year facility expires on August 27, 2000, and the 364-day line of credit expires on August 24, 1999. The Company believes that the Credit Facility, along with cash generated from operations, will be sufficient to finance the Offer, the Company's working-capital needs as well as its capital expenditures and business-development needs.

     The principal financial covenants are that the Company must maintain (1) an Interest Rate Coverage Ratio of at least 2.5 to 1.0, and (2) a Funded Debt to Total Capitalization ratio not to exceed 0.5 to 1.0.

     The preceding summary of the Credit Facility is qualified in its entirety by reference to the text of the Credit Agreement and the amendments thereto. The Credit Agreement and its amendments have been filed as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") to which this Offer to Purchase is attached as an exhibit. A copy of the Schedule 13E-4 may be obtained from the Securities and Exchange Commission in the manner provided in
Section 10.

     The Company plans to use its normal cash flows to repay the amounts borrowed under the Credit Agreement to fund the Offer and related fees and expenses. The Company expects to replace or supplement the Credit Agreement with long-term financing.

9. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company believes that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from any such exchange.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

10. CERTAIN INFORMATION ABOUT THE COMPANY.

     General. The Company, a Pennsylvania business corporation, was incorporated in the Commonwealth of Pennsylvania in 1923. The Company is one of the world's premiere suppliers of products and services for packaging and delivery of healthcare and consumer products. Over 85% of the Company's revenues are generated by the healthcare markets, mainly from sales to large, multinational pharmaceutical and medical device companies. Products include stoppers, closures, containers, medical-device components and assemblies made from elastomers, metal and plastic. The Company also provides contract packaging, contract manufacturing and contract research services with the ability to serve customers throughout the life cycle of their product. The Company's wholly owned subsidiary DanBioSyst UK Ltd. specializes in research and development of delivery systems for drug molecules, vaccines and gene therapy. As of June 30, 1998, the Company and its subsidiaries had 4,837 employees.

     The principal executive office of the Company is located at 101 Gordon Drive, Lionville, Pennsylvania, 19341.

     Selected Historical Financial Information. Set forth below is certain selected historical and pro forma consolidated financial information with respect to the Company. Historical financial information as of and for each of the years ended December 31, 1997 and 1996 was derived from the audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and historical unaudited financial information as of and for each of the six-month periods ended June 30, 1998 and 1997 was derived from the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, each of which is incorporated herein by reference. The information should be read in conjunction with and is qualified in its entirety by reference to such financial statements and the related notes thereto. More comprehensive financial information is included in such reports, and the financial information that follows is qualified in its entirety by reference to such reports, as such reports may be amended from time to time. Copies of these reports may be obtained as set forth below under the caption "Additional Information."

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                           SIX MONTHS              YEAR ENDED
                                                         ENDED JUNE 30,           DECEMBER 31,
                                                    ------------------------   -------------------
                                                      1998         1997          1997       1996
                                                      ----         ----          ----       ----
Net Sales.........................................  $221,000     $237,800      $452,500   $458,800
Operating Profit..................................     4,100       32,400        57,400     25,800
Interest Expense..................................     3,100        2,800         5,600      6,900
Income before Income Taxes and Minority
  Interests.......................................     1,000       29,600        57,400     25,800
Net Income (Loss).................................    (9,800)      18,500        44,400     16,400
Net Income (Loss) per share:
  Basic...........................................     (0.59)        1.12          2.69       1.00
  Assuming Dilution...............................     (0.59)        1.12          2.68       0.99
Average Common Shares Outstanding.................    16,798       16,430        16,475     16,418
Average Shares Assuming Dilution..................    16,798       16,554        16,572     16,500
Ratio of Net Income to Fixed Charges..............      1.26         7.48          7.05       3.62

CONSOLIDATED BALANCE SHEET DATA:


                                                                                 AT DECEMBER 31,
                                                                    AT         -------------------
                                                               JUNE 30, 1998     1997       1996
                                                               -------------   --------   --------
Working Capital...................................               $106,700      $112,700   $ 91,100
Total Assets......................................                496,500       477,900    477,400
Total Assets, Less Goodwill.......................                436,300       426,300    418,500
Total Debt........................................                111,600        89,000     98,400
Shareholders' Equity..............................                271,200       277,700    252,000
Shareholders' Equity per share....................                  15.95         16.76      15.39

     Selected Unaudited Pro Forma Financial Information. The following selected unaudited pro forma financial information sets forth historical information as adjusted to give effect to the purchase of 2,000,000 Shares pursuant to the Offer at a Purchase Price of $27.00 per Share and at a Purchase Price of $31.00 per Share, the minimum and maximum possible Purchase Prices. Expenses directly related to the Offer are estimated to be $.4 million and are reflected in the pro forma financial information set forth below. The pro forma adjustments assume that the transaction occurred, for purposes of the statement of income, as of the first day of the period presented, and for purposes of the balance sheet, as of the balance sheet date. The pro forma information of the Company is unaudited and does not purport to be indicative of the results that would have been attained had the purchase of the Shares pursuant to the Offer been completed at the dates indicated or the results that may be obtained in the future.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                   SIX MONTHS ENDED                        YEAR ENDED
                                                    JUNE 30, 1998                      DECEMBER 31, 1997
                                          ----------------------------------   ----------------------------------
                                                          PRO FORMA(1)(2)                      PRO FORMA(1)(2)
                                                       ---------------------                ---------------------
                                                              ASSUMED                              ASSUMED
                                                          PURCHASE PRICE                       PURCHASE PRICE
                                                       ---------------------                ---------------------
                                                        $31.00      $27.00                   $31.00      $27.00
                                          HISTORICAL   PER SHARE   PER SHARE   HISTORICAL   PER SHARE   PER SHARE
                                          ----------   ---------   ---------   ----------   ---------   ---------
Net Sales...............................   $221,000    $221,000    $221,000     $452,000    $452,000    $452,000
Operating Profit........................      4,100       4,100       4,100       57,400      57,400      57,400
Interest Expense........................      3,100       4,939       4,699        5,600       9,698       9,178
Income before Income Taxes and Minority
  Interests.............................      1,000        (839)       (599)      57,400      47,702      48,222
Net Income (Loss).......................     (9,800)    (10,993)    (10,846)      44,400      41,252      41,578
Net Income (Loss) per share:
  Basic.................................      (0.59)      (0.74)      (0.73)        2.69        2.85        2.87
  Assuming Dilution                           (0.59)      (0.74)      (0.73)        2.68        2.83        2.85
Average Common Shares Outstanding.......     16,798      14,798      14,798       16,475      14,475      14,475
Average Shares Assuming Dilution........     16,798      14,798      14,798       16,572      14,572      14,572
Ratio of Net Income to Fixed Charges
  (3)...................................       1.26        0.88        0.92         7.05        4.81        4.99

CONSOLIDATED BALANCE SHEET DATA:

                                                   AT JUNE 30, 1998                   AT DECEMBER 31, 1997
                                          ----------------------------------   ----------------------------------
                                                          PRO FORMA(1)(2)                      PRO FORMA(1)(2)
                                                       ---------------------                ---------------------
                                                              ASSUMED                              ASSUMED
                                                          PURCHASE PRICE                       PURCHASE PRICE
                                                       ---------------------                ---------------------
                                                        $31.00      $27.00                   $31.00      $27.00
                                          HISTORICAL   PER SHARE   PER SHARE   HISTORICAL   PER SHARE   PER SHARE
                                          ----------   ---------   ---------   ----------   ---------   ---------
Working Capital.........................   $106,700    $ 44,382    $ 52,382     $112,700    $ 83,158    $ 91,158
Total Assets............................    496,500     496,500     496,500      477,900     477,900     477,900
Total Assets, less Goodwill.............    436,300     436,300     436,300      426,300     426,300     426,300
Total Debt..............................    111,600     173,855     165,855       89,000     151,348     143,348
Shareholders' Equity (4)................    271,200     208,823     216,823      277,700     215,280     223,280
Shareholders' Equity per Share..........      15.95       13.92       14.46        16.76       14.78       15.33

          NOTES TO SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following assumptions were used in determining the pro forma financial information:

(1) The information assumes that cash proceeds from borrowing under the Company's available lines of credit were used to purchase Shares pursuant to the Offer. The pre-tax interest rate used for the borrowings in the pro forma information was 6% for the six months ended June 30, 1998 and 6.5% for the year ended December 31, 1997. See Section 8 for a description of the Credit Agreement.

(2) The information assumes 2,000,000 Shares are purchased at $27.00 per Share and at $31.00 per Share, which was assumed to have occurred at the beginning of the periods presented for income statement purposes and as of the balance sheet date for balance sheet purposes. There can be no assurance that the Company will purchase 2,000,000 Shares in the Offer or the final price at which such Shares will be purchased.

(3) The ratios of net income to fixed charges were computed by dividing net income before equity in undistributed net income of affiliated companies, minority interests, fixed charges and income taxes by fixed charges. Fixed charges consist of interest and debt expenses and one-third of rent expense, which approximates the interest factor. Results of operations for the six months ended June 30, 1998 include a $28.2 million charge for acquired research and development. Without this charge, the net income for the six months ended June 30, 1998 would have been $18.4 million and the ratio of net income to fixed charges would have been 7.76. The pro forma ratio of net income to fixed charges, without this $28.2 million charge, assuming a Purchase Price of $27.00 and $31.00, would be 5.65 and 5.42, respectively.

(4) Expenses directly related to the Offer were assumed to be $.4 million and are included in the purchase price for the Shares.

     Recent Development. As part of its ongoing cost-improvement programs, the Company will take a pre-tax charge to earnings of approximately $4 million, or $.15 per Share, in the third quarter of 1998. This charge relates to identified manufacturing and other efficiencies and associated employee reductions. The Company expects to recover the costs associated with this program within a two-year period through efficiency gains.

     THE FOREGOING DISCUSSION INCLUDED "FORWARD LOOKING STATEMENTS" AS THAT TERM IS USED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY'S ABILITY TO RECOVER THE COSTS ASSOCIATED WITH THE EFFICIENCY PROGRAM DESCRIBED ABOVE MAY BE AFFECTED BY MANY UNCERTAINTIES THAT EXIST IN THE COMPANY'S OPERATIONS AND BUSINESS ENVIRONMENT THAT MAY CAUSE A DELAY IN THE ACHIEVEMENT OF THE SAVINGS RECOVERY OR CAUSE THE RECOVERY NOT TO OCCUR TO THE FULLEST EXTENT EXPECTED. SPECIFIC FACTORS INCLUDE UNANTICIPATED FUTURE MANUFACTURING AND STAFF ADDITIONS AND PRESSURES ON INTERNATIONAL OPERATING PERFORMANCE FROM CURRENCY EXCHANGE RATE FLUCTUATIONS AND INFLATION. IN ADDITION, THE COMPANY'S RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY, OR ON BEHALF OF, THE COMPANY. THESE INCLUDE, BUT ARE NOT LIMITED TO, SALES DEMAND, TIMING OF CUSTOMERS' PRODUCT INTRODUCTIONS, THE SUCCESS OF RESEARCH AND DEVELOPMENT PROJECTS, COMPETITIVE PRESSURES, THE COST OF RAW MATERIALS, SUCCESSFUL CONTINUANCE OF COST-IMPROVEMENT PROGRAMS, THE TIMELY TRANSFER OF TECHNOLOGY, THE POTENTIAL DILUTION FROM ACQUISITIONS OF OTHER BUSINESSES AND THE COST OF BORROWING FUNDS.

     Additional Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, Options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. The Company's Schedule 13E-4 also has been filed with the Commission, and it includes additional information with respect to the Offer. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Schedule 13E-4 may not be available at the Commission's regional offices.

11. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of September 4, 1998, there were 17,004,827 Shares outstanding and 699,211 Shares issuable upon the exercise of all outstanding exercisable Options. As of September 4, 1998, directors and executive officers of the Company as a group (20 persons) beneficially owned 2,765,481 Shares, which constituted approximately 15.9% of the outstanding Shares (including Shares issuable upon the exercise of Options held by the Company's directors and executive officers exercisable within 60 days of such date) at such time. If the Company purchases 2,000,000 Shares pursuant to the Offer (approximately 11.7% of the outstanding Shares as of September 4, 1998, approximately 11.3% assuming the exercise of all outstanding exercisable Options) and no director or executive officer tenders Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 17.9% of the outstanding Shares (including Shares issuable upon the exercise of Options held by the Company's directors and executive officers exercisable within 60 days of such date). The Company's directors and executive officers are permitted to tender their Shares to the Company pursuant to the Offer, which Shares will be accepted and purchased on the same terms as all Shares accepted and purchased from shareholders pursuant to the Offer. The Company has been informed that none of the directors and executive officers will be tendering Shares pursuant to the Offer.

     Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, except as described in this paragraph neither the Company, nor any of its associates or subsidiaries or persons controlling the Company (of which the Company believes there are none), nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company, nor any associates of such directors or executive officers, has effected any transaction in the Shares during the 40 business days prior to September 9, 1998. The exceptions are (i) as a participant in the Dividend Reinvestment Plan, John P. Neafsey, a director of the Company, received 8.261 Shares on August 5, 1998 purchased through the reinvestment of dividends totaling $229.24 at a price per share of $27.75, (ii) from time to time during the 40 business days preceding the Offer, consistent with past practice and pursuant to the terms of the Savings Plan, the Company made matching contributions to and reinvested dividends on Shares held in accounts of its executive officers that participate in the Savings Plan, and
(iii) from time to time during the 40 business days preceding the Offer, consistent with past practice and pursuant to the terms of the Non-Qualified Incentive Plans, the Company reinvested dividends paid on Shares in accounts of its executive officers who participate in the Non-Qualified Plans.

     Except as set forth in this Offer to Purchase, neither the Company nor any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 5.

13. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     This summary discusses only Shares held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes). Additional or alternative tax consequences may apply with respect to Shares acquired as compensation (including Shares acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. A "United States Holder" is a holder of Shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

     The following is a general summary under currently applicable law of certain federal income tax considerations generally applicable to sales of Shares pursuant to the Offer. The discussion set forth below is for general information only, and the tax treatment described herein may vary depending on each shareholder's particular circumstances. No ruling from the IRS will be applied for or obtained with respect to any of the federal income tax consequences discussed herein and, accordingly, there can be no assurance that the IRS or any court will agree with the conclusions stated.

     United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

     Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Offer will be treated as having sold such holder's Shares, rather than as having received a dividend, if the exchange (a) results in a "complete termination" of such holder's equity interest in the Company, (b) is "substantially disproportionate" with respect to such holder or
(c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these constructive ownership rules, in addition to Shares actually owned by a United States Holder, such holder will be deemed to constructively own Shares actually or constructively owned by certain related entities and individuals. For purposes of these constructive ownership rules, a holder of options to acquire Shares is deemed to constructively own those Shares even if the option is not exercised.

     If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for U.S. federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States Holder will satisfy the "complete termination" test if all Shares actually or constructively owned by such holder are exchanged for cash pursuant to the Offer.

     A United States Holder will satisfy the "substantially disproportionate" test if a holder's percentage interest in the Company (i.e., the number of Shares actually and constructively owned by such holder divided by the number of Shares outstanding) after the exchange is less than 80% of such holder's percentage interest in the Company prior to the exchange.

     A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in the Company, as described above, constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

     The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

     If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any capital gain or loss so recognized generally will be long-term capital gain or loss if the holding period for the holder's Shares surrendered exceeds one year. In the case of a United States Holder that is an individual, such capital gain or loss will be taxed at a maximum rate of 28%, if such holder's holding period is not more than a year, and at a maximum rate of 20% if such holder's holding period is more than a year. A United States Holder's ability to deduct capital losses from ordinary income is limited.

     If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. As to an exchange which is treated as a dividend, a United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

     Shareholders Who Do Not Receive Cash Pursuant to the Offer. Shareholders whose Shares are not exchanged pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

     Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld by the Depositary and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. For tendering participants in the Non-Qualified Incentive Plans, the Substitute Form W-9 is included in the applicable Plan "Direction Form." Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such an individual must submit a completed IRS Form W-8 which is signed by the individual under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to the withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 5, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for

Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

     Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 5 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, a change in the Dealer Manager's fee or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases or decreases the Dealer Manager's fee, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES.

     The Company has retained Warburg Dillon Read LLC ("WDR") to act as the Dealer Manager in connection with the Offer. WDR will receive a flat fee for their services as Dealer Manager of $250,000. The Company also has agreed to reimburse WDR for certain expenses incurred in connection with the Offer, including out-of-pocket expenses and reasonable attorneys' fees and disbursements, and to indemnify WDR against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. WDR has rendered various investment banking and other advisory services to the Company in the past, for which it has received customary compensation, and could be engaged by the Company to render similar services to the Company in the future. The Company has retained Shareholders Communications Corporation, as Information Agent, and American Stock Transfer & Trust Company, as Depositary, in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager and the Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than the Dealer Manager) for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

16. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                         THE WEST COMPANY, INCORPORATED

September 9, 1998

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

          By Facsimile                   By Registered or                  Certified Mail:
      Transmission Number:          By Hand/Overnight Delivery:
   (For Eligible Institutions
              Only)
         (718) 234-5001
                                     American Stock Transfer &        American Stock Transfer &
                                           Trust Company                    Trust Company
                                    40 Wall Street, 46th Floor       40 Wall Street, 46th Floor
                                        New York, NY 10005               New York, NY 10005

                                    For Information Telephone:
                                          (718) 921-8200

                                   Confirm Receipt of Facsimile
                                           by Telephone:
                                          (718) 921-8200

                     -------------------------------------

     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]

                                17 State Street
                               New York, NY 10004
                           (888) 279-9146 (toll free)
                                       or
                    (212) 805-7000, ext. 358 (call collect)

                      The Dealer Manager for the Offer is:

                                     [LOGO]


                               535 Madison Avenue
                               New York, NY 10022
                                 (212) 906-7000

                             QUESTIONS AND ANSWERS
                    ABOUT THE TENDER OFFER FOR PARTICIPANTS
             IN THE LONG TERM INCENTIVE PLAN AND 1998 KEY EMPLOYEE
                          INCENTIVE COMPENSATION PLAN

Q. CAN I TENDER MY BONUS SHARES AND VESTED INCENTIVE SHARES IN THE TENDER OFFER?

A. Yes. You should follow the instructions with the Direction Form to tender your Bonus and vested Incentive Shares.

Q. WILL ALL THE SHARES I TENDER BE PURCHASED?

A. Not necessarily. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest single per-share price within the tender offer price range that will allow it to buy 2,000,000 shares, and the shares that you tender that are not purchased will be returned to your Plan account. If the number of shares tendered at or below that price is more than 2,000,000, the Company will buy the shares pro rata from those tendering shares. If the number of shares tendered is below this number, then the Company will purchase all of the tendered shares.

Q. CAN I TENDER MY UNVESTED INCENTIVE SHARES?

A. No. Until your Incentive Shares vest, you may not tender or otherwise dispose of them.

Q. WHAT WILL HAPPEN TO MY UNVESTED INCENTIVE SHARES IF I TENDER BONUS SHARES?

A. If you tender Bonus Shares which you have held for less than four years and the Company buys those Bonus Shares under the Offer, you will lose the Incentive Shares that were granted with those Bonus Shares.

Q. HOW WILL I GET PAID FOR MY TENDERED AND PURCHASED SHARES?

A. You will get paid in cash at the determined price, which will be no less than $27.00 or more than $31.00.

Q. IS THERE A FORM I MUST USE TO TENDER SHARES?

A. Yes. Included in this mailing is a Direction Form for your Non-Qualified Incentive Plan Shares. You should complete this form and return it to American Stock Transfer & Trust Company, even if you do not wish to tender shares.

Q. WHAT IS THE DEADLINE FOR RETURNING THE DIRECTION FORM?

A. Even though the tender offer is not scheduled to expire until 5:00 P.M., New York City time on October 7, 1998, the Direction Form for your Non-Qualified Incentive Plan Shares must be received by American Stock Transfer & Trust Company by 5:00 P.M. New York City time on Friday, October 2, 1998, unless this deadline is extended by the Company.

Q. WHAT SHOULD I DO IF I DON'T WANT TO TENDER SHARES?

A. You should check Box 1 on the Direction Form and return it to American Stock Transfer & Trust Company in the enclosed envelope.

Q. CAN I WITHDRAW MY BONUS AND VESTED INCENTIVE SHARES DURING THE TENDER OFFER?

A. Only if they are used to exercise a stock option by swapping your Bonus and vested Incentive Shares. Otherwise, you may not withdraw your Bonus or vested Incentive Shares until the tender offer expires.

Q. WHAT IF I HAVE QUESTIONS?

A. If you have questions after reviewing the tender offer materials, contact Shareholder Communications Corporation, the Information Agent for the tender offer, at (888) 279-9146 (toll free), or (212) 805-7000, ext. 358 (call collect)
about questions on the procedure for tendering your plan shares or the terms and conditions of the tender offer, or contact Warburg Dillon Read LLC, the Dealer Manager for the tender offer at (212) 906-7000 about questions on the terms and conditions of the tender offer. Questions on the plans should be addressed to the Company at (610) 594-2950.